UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 18, 2010

Health Discovery Corporation
 (Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 3.02.  Unregistered Sales of Equity Securities.

Since the filing of the Company’s Form 10-Q on November 16, 2009, the Company issued 11,845,252 shares of its common stock, no par value (“Common Stock”), pursuant to the exercise of previously issued warrants to acquire such shares of Common Stock.  The Company received a total of $1,834,898 as a result of the exercise of the warrants.  All shares of Common Stock were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Since the filing of the Company’s Form 10-Q on November 16, 2009, the Company has sold 9,953,767 shares of its Series B Preferred Stock, no par value.  The Company has received $796,301 as total consideration from the sales.  In connection with the completion of the Series B offering, the Company incurred $32,200 in placement agent fees.  The shares of Series B Preferred Stock are not currently convertible, but, once the Company has a sufficient number of authorized shares of Common Stock to allow for the exercise of all of its outstanding warrants and options, the shares of Series B Preferred Stock may be converted into shares of Common Stock on a one-for-one basis at the option of the holder, without the payment of additional consideration by the holder. The conversion ratio is subject to adjustments for certain events, such as stock splits or stock dividends. The shares of Series B Preferred Stock must be converted into Common Stock of the Company upon the demand by the Company after the fifth anniversary of the original date of issuance. The Series B Preferred Stock will not be registered under either federal or state securities laws and must be held until a registration statement covering the transfer of such securities is declared effective by the Securities and Exchange Commission or an applicable exemption applies.  All shares of Series B Preferred Stock were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 18, 2010, the Company received from Dr. Michael Hanbury notice of his resignation as a director, which was effective upon receipt.  Dr. Hanbury’s resignation is for personal reasons, including increased obligations with his new employer.  Dr. Hanbury’s decision to resign from the Board was not the result of any disagreements with the Company over operations, policies or practices.

(d)  On February 24, 2010, the Company appointed D. Paul Graham to the Board to fill the vacancy  created by the resignation of Dr. Hanbury.

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In 1997, after a successful 12-year career with one of Canada’s premier transportation companies, Mr. Graham opened offices in Toronto, Canada to bring M&A expertise and value to an underserviced sector of the small-to-middle market. In 2002, he added offices in Atlanta, Georgia, and in 2005 opened offices in Savannah, Georgia.

Graham Capital Partners, LLC provides investment banking and business advisory services to the small-to -middle markets for companies achieving revenues between $10 million and $100 million.  He has been involved in acquisitions, divestitures, and financings totaling over $200 million in transaction value in North America.  Mr. Graham leads Graham Capital Partners in M&A and advisory mandates in North America, Europe and North Africa.

Mr. Graham was educated at Lakehead University and York University in the disciplines of accounting and finance.  Mr. Graham serves in an advisory capacity and as a director for a number of privately held corporations and is a member of the Atlanta chapter of Association for Corporate Growth.

In recognition of his service as a director, Mr. Graham will be issued an option to purchase 1,500,000 shares of the Company’s common stock. The option vests 250,000 shares every six months, have an exercise price of $0.26, and expire on February 24, 2015. Neither Mr. Graham nor any other persons have any arrangements or understandings pursuant to which Mr. Graham was selected as a director of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: February 24, 2010	By:	/s/ R. Scott Tobin
R. Scott Tobin
President and General Counsel

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